UNITED STATES

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Cypherpunk Technologies Inc.

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YOUR VOTE IS IMPORTANT - PLEASE VOTE YOUR SHARES TODAY RE: Reminder of Special Meeting of Shareholders Dear Fellow Shareholder, We hope this message finds you well. We hope that you all saw the exciting announcement that Leap Therapeutics, Inc. is now Cypherpunk Technologies Inc., reflecting our expanded mission to support privacy enabling technologies, participate in the Zcash ecosystem, and acquire ZEC for our digital asset treasury. This is a reminder that we will hold a special meeting of stockholders on December 15, 2025, at 11:00 a.m. Eastern Time. Your Vote is Very Important! As a valued shareholder, your input plays a crucial role in shaping the future of our company, regardless of the size of your investment. Key Items Up for Vote: 1. Approval to increase authorized shares. To provide the company with flexibility for future financing and corporate activities, supporting strategic growth. 2. Approval of grant of authority to the Board to effect a reverse stock split, within a range of 1-for-5 to 1-for-20 To provide the company with flexibility for future financing and corporate activities, supporting strategic growth. 3. Adoption of the 2025 Equity Incentive Plan To continue attracting, retaining, and incentivizing talent which is critical to the company's progress. 4. Approval of the private placement issuance Approval is necessary to permit the company to issue shares in excess of 19.99% upon the exercise of certain warrants issued in the October 2025 private placement. The Board of Directors recommends a vote FOR all proposals as described in your proxy materials. If you have not yet voted, we strongly encourage you to do so as soon as possible by calling 888.742.1305 Monday through Friday, from 9 AM to 5 PM Eastern Time. Thank you for your continued support of Cypherpunk. Onward, Doug Onsi Chief Executive Officer and President